Exhibit 8.2

355 South Grand Avenue
Los Angeles, California 90071-1560
Tel: +1.213.485.1234 Fax: +1.213.891.8763
www.lw.com

FIRM / AFFILIATE OFFICES
	Abu Dhabi	Milan
	Barcelona	Moscow
	Beijing	Munich
	Boston	New Jersey
	Brussels	New York
	Chicago	Orange County
May 2, 2014	Doha	Paris
	Dubai	Riyadh
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	Madrid	Washington, D.C.

Actavis, plc

1 Grand Canal Square

Docklands

Dublin 2

Ireland

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Actavis plc, a company incorporated under the laws of Ireland (“Actavis”), in connection with the proposed merger of Tango Merger Sub 1 LLC, a Delaware limited liability company (“Merger Sub 1”) and a direct wholly-owned subsidiary of Tango US Holdings Inc., a Delaware corporation (“US Holdco”) and a direct wholly-owned subsidiary of Actavis, with and into Forest Laboratories, Inc., a Delaware corporation (“Company”), with the Company being the surviving entity (the “First Merger”), followed immediately by the merger of the Company, as the surviving entity of the First Merger, with and into Tango Merger Sub 2 LLC, a Delaware limited liability company (“Merger Sub 2”) and a direct wholly-owned subsidiary of US Holdco, with Merger Sub 2 being the surviving entity (the “Second Merger,” and taken together with the First Merger, the “Mergers”) pursuant to the Agreement and Plan of Merger dated as of February 17, 2014, by and among Actavis, US Holdco, Merger Sub 1, Merger Sub 2, and the Company (the “Merger Agreement”). This opinion is being delivered in connection with, and as of the date of the declaration of the effectiveness by the Securities and Exchange Commission of, the proxy statement/prospectus (the “Proxy Statement/Prospectus”) included in the registration statement on Form S-4 filed by Actavis with the Securities and Exchange Commission (the “Registration Statement”). Capitalized terms not defined herein have the meanings specified in the Merger Agreement unless otherwise indicated.

In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations and warranties contained in (i) the Merger Agreement (including any Exhibits and Schedules thereto), (ii) the Proxy Statement/Prospectus, (iii) the Registration Statement and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

May 2, 2014

In addition, we have assumed, with your consent, that:

1.	Original documents (including signatures) are authentic, and documents submitted to us as copies conform to the original documents, and there has been (or will be by the effective time of the Mergers) execution and delivery of all documents where execution and delivery are prerequisites to the effectiveness thereof;

2.	The Mergers will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement, the Proxy Statement/Prospectus and the Registration Statement, and the Mergers will be effective under the laws of the State of Delaware;

3.	All factual statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct in all respects and will remain true, complete and correct in all respects up to and including the effective time, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions or representations or which make any such factual statements, descriptions or representations untrue, incomplete or incorrect at the effective time;

4.	Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified are true, complete and correct in all respects and will continue to be true, complete and correct in all respects at all times up to and including the effective time, in each case without such qualification;

5.	The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement, the Proxy Statement/Prospectus and the Registration Statement; and

6.	There will be no change in applicable U.S. federal income tax law from the date hereof through the effective time.

Based upon and subject to the foregoing, and subject to the qualifications and limitations stated in the Proxy Statement/Prospectus and the Registration Statement, it is our opinion that the statements in the Proxy Statement/Prospectus under the heading “Certain Tax Consequences of the Mergers—U.S. Federal Income Tax Consequences of the Mergers—Tax Consequences to Actavis” regarding the material U.S. federal income tax consequences of the Mergers to Actavis, insofar as such statements purport to summarize U.S. federal income tax law and subject to the assumptions, qualifications and limitations stated therein, are accurate in all material respects.

May 2, 2014

In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

1.	This opinion represents our best judgment regarding the application of U.S. federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws.

2.	No opinion is expressed as to any transaction other than the Mergers as described in the Merger Agreement, the Proxy Statement/Prospectus and the Registration Statement, or to any transaction whatsoever, including the Mergers, if, to the extent relevant to our opinion, either all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any provisions thereof or all of the factual statements, representations, warranties and assumptions upon which we have relied are not true and accurate at all relevant times.

This opinion is rendered in connection with the filing of the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name in the Proxy Statement/Prospectus in connection with the references to this opinion. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Latham & Watkins LLP

Latham & Watkins LLP